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                                                                     EXHIBIT 8.1

September 5, 1997

Price Holdings Corporation
Price Communications Corporation
45 Rockefeller Plaza
New York  NY  10020


Re:  Form S-4, Registration Statement under The Securities Act of 1933
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Dear Sirs :


We have acted as your counsel in connection with the proposed acquisition (the "Acquisition") by Price Communications Corporation, a New York corporation, and Price Communications Wireless, Inc., a Delaware corporation, of Palmer Wireless, Inc. ("Palmer"), a Delaware corporation, pursuant to an Agreement and Plan of Merger dated as of May 23, 1997 (the "Palmer Merger Agreement"). In that connection we have participated in the preparation of a registration statement under the Securities Act of 1933 on Form S-4 (the "Prospectus"), with regard to an offer by Price Holdings Corporation, a New York corporation ("Price"), to exchange its Price common stock for Palmer common stock (the "Offer").

We have examined the Palmer Merger Agreement, the Prospectus, the representation letter of Price delivered to us for purposes of this opinion, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed (i) the Acquisition will be consummated in the manner contemplated in the Prospectus and in accordance with the Palmer Merger Agreement, (ii) the statements concerning the Acquisition set forth in the Prospectus are accurate and complete and (iii) the representations made to us by Price in the representation letter to us are accurate and complete.

Based upon the foregoing, it is our opinion that the description of the Federal income tax consequences to certain holders of outstanding shares of Palmer common stock who participate in the Offer, contained in the Prospectus under the heading "THE OFFER--Certain Federal Income Tax Consequences", correctly sets forth the material Federal income tax consequences for such holders.

In addition, based upon the foregoing, we confirm our opinion set forth in the fourth paragraph under the heading "THE OFFER--Certain Federal Income Tax Consequences" in the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm in the section captioned "THE OFFER--Certain Federal Income Tax Consequences" in the Prospectus constituting a part of the Registration Statement. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,


                                    PROSKAUER ROSE LLP